Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter Results, Updates Financial Guidance

TEANECK, N.J., May 6, 2026 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its third quarter ended March 31, 2026, and its updated financial guidance for the year ending June 30, 2026.

Highlights for the three months ended March 31, 2026 (compared to the three months ended March 31, 2025):

-Net sales of $383.5 million, an increase of $35.7 million, or 10%
-Net income of $24.0 million, an increase of $3.1 million, or 15%
-Diluted earnings per share of $0.59, an increase of $0.08, or 16%
-Adjusted EBITDA of $60.8 million, an increase of $5.9 million, or 11%
-Adjusted net income of $31.2 million, an increase of $5.0 million, or 19%
-Adjusted diluted EPS of $0.76, an increase of $0.12, or 19%

We have updated our fiscal year 2026 guidance, which includes:

-Net sales of $1.46 billion to $1.50 billion
-Adjusted EBITDA of $247 million to $255 million

COMMENTARY

“Phibro delivered a strong third quarter, with net sales increasing 10% to $383.5 million and adjusted EBITDA rising 11% to $60.8 million,” said Jack Bendheim, Chairman, President and Chief Executive Officer of Phibro Animal Health Corporation. “Results were driven by continued strength in our Animal Health business, where sales increased 13%, supported by robust demand across MFAs, nutritional specialties, and vaccines.”

“After quarter end, we announced a regulatory development in Brazil affecting certain antimicrobial products. In the past week, we also increased the size of our revolving credit facility by $125 million through an oversubscribed process, further strengthening our liquidity and financial flexibility. And finally yesterday, we announced the launch of our Sustainable Solutions Platform, including the introduction of VERRATAIN™ Verified Sustainability Solutions.”

“Based on our performance to date and improved visibility into the remainder of the fiscal year, we updated our full year guidance by increasing the lower end of several of our guidance ranges, resulting in higher midpoints across key financial measures.”

QUARTERLY RESULTS

Net sales

Net sales of $383.5 million for the three months ended March 31, 2026 increased $35.7 million, or 10%, as compared to the three months ended March 31, 2025. Animal Health increased $32.8 million, Mineral Nutrition increased $6.6 million, and Performance Products decreased $3.8 million.

Animal Health

Net sales of $291.2 million for the three months ended March 31, 2026 increased $32.8 million, or 13%. Net sales of MFAs and other increased $24.1 million, or 13%, due to an $18.9 million increase in the sales of products from the MFA portfolio acquired on October 31, 2024, increased demand for certain of our legacy MFAs in North America and for certain anti-microbials sold by our ethanol performance business.

Net sales of nutritional specialty products increased $3.5 million, or 8%, primarily due to increased demand in North America and higher companion animal sales.

Net sales of vaccines increased $5.2 million, or 16%, primarily due to an increase in international sales driven by higher demand in Israel, as well as an increase in domestic swine demand and higher sales of autogenous vaccines.

Mineral Nutrition

Net sales of $73.4 million for the three months ended March 31, 2026 increased $6.6 million, or 10%, due to an increase in demand for zinc and trace minerals.

Performance Products

Net sales of $18.9 million for the three months ended March 31, 2026 decreased $3.8 million, or 17%, as a result of lower demand for the ingredients used in personal care products.

Gross profit

Gross profit of $125.7 million for the three months ended March 31, 2026 increased $21.1 million, or 20%, as compared to the three months ended March 31, 2025. Gross margin increased 270 basis points to 32.8% of net sales for the three months ended March 31, 2026, as compared to 30.1% for the three months ended March 31, 2025. The comparison of gross profit to the prior year includes $3.8 million of prior period inventory write-offs attributable to the closure of an immaterial business, $1.7 million for prior period acquisition-related cost of goods sold related to the purchase accounting for the Acquisition, and a net increase in acquisition-related depreciation expense associated with the step-up of fair value of the acquired fixed assets and intangible asset amortization of $1.1 million. Excluding these items, gross profit increased $16.7 million, or 15%, and gross margin increased 130 basis points to 33.5% of net sales due to increased sales volume, favorable product mix, and increases in average selling prices, partially offset by higher input and distribution costs.

Animal Health gross profit, excluding the non-recurring items discussed above, increased $18.3 million, primarily driven by increased sales volume, favorable product mix, and increases in average selling prices, partially offset by higher input and distribution costs. Mineral Nutrition gross profit decreased $0.6 million, as the impact of higher unit costs exceeded the increase in sales volume. Performance Products gross profit decreased $1.0 million, primarily as a result of lower demand.

Selling, general and administrative expenses (“SG&A”)

SG&A of $81.0 million for the three months ended March 31, 2026 increased $10.0 million, or 14%, as compared to the three months ended March 31, 2025. SG&A for the three months ended March 31, 2026 included $3.4 million of costs associated with Phibro Forward income growth initiatives, $0.6 million for intangible asset amortization, $0.1 million for acquisition-related costs, and $0.2 million of stock-based compensation expense related to awards granted to certain named executive officers in fiscal year 2024. SG&A for the three months ended March 31, 2025 included $4.0 million of costs associated with Phibro Forward income growth initiatives, $0.6 million for acquisition-related costs, $0.6 million for intangible asset amortization, and $0.2 million of stock-based compensation expense, partially offset by $1.5 million related to an insurance settlement gain. Excluding these items, SG&A increased $9.5 million, or 14%.

Animal Health SG&A, excluding the non-recurring Animal Health related items discussed above, increased $9.0 million, primarily due to an increase in employee-related costs. Mineral Nutrition and Performance Products SG&A was comparable to the prior year. Corporate costs, excluding the non-recurring Corporate related items discussed above, increased $0.4 million due to an increase in employee-related costs.

Interest expense, net

Interest expense, net of $10.4 million for the three months ended March 31, 2026 increased $1.1 million, as compared to the three months ended March 31, 2025, due to the expiration of a favorable interest rate swap agreement on $300.0 million of notional debt principal, partially offset by lower interest rates and higher patronage income received from the lenders providing the Term A-2 Loan.

Foreign currency losses (gains), net

Foreign currency losses, net for the three months ended March 31, 2026 were $1.9 million, as compared to $5.5 million of net gains for the three months ended March 31, 2025. Current period losses were driven by fluctuations in certain currencies related to the U.S. dollar, most prominently, in the Euro and the Brazil Real. Prior year period gains were driven in large part by fluctuations in certain currencies related to the U.S. dollar, most prominently, in the Brazil Real and in the Euro.

Provision for income taxes

The provision for income taxes was $8.3 million and $8.8 million for the three months ended March 31, 2026 and 2025, respectively. The effective income tax rate was 25.7% and 29.7% for the three months ended March 31, 2026 and 2025, respectively.

The effective income tax rate in the current year was higher than the federal statutory rate of 21% due to the impact of Global Intangible Low-Tax Income tax expense and state and local income taxes. The provision for income taxes in the current year was also impacted by other taxes, primarily driven by the mix of foreign income.

The effective income tax rate in the current period included among other items (i) a $0.2 million expense from changes in uncertain tax positions related to prior years and (ii) certain other charges, including acquisition-related costs, foreign currency losses, and certain stock-based compensation, which had lower tax rates. The effective income tax rate in the prior year included (i) various exchange rate gains, (ii) changes in uncertain tax positions related to prior years and (iii) certain non-deductible write-offs in connection with the closure of an immaterial business included as part of the Phibro Forward initiatives. Excluding these items, the effective income tax rate was 24.6% and 25.8% for the three months ended March 31, 2026 and 2025, respectively.

Net income

Net income of $24.0 million for the three months ended March 31, 2026 increased $3.1 million, as compared to net income of $20.9 million for the three months ended March 31, 2025. Operating income increased $11.1 million, driven by favorable gross profit, partially offset by higher SG&A. Gross profit increased $21.1 million primarily as a result of higher sales in the Animal Health segment, primarily driven by incremental revenues associated with sales from the MFA portfolio acquired on October 31, 2024. SG&A increased $10.0 million due to higher employee-related costs. Interest expense, net increased $1.1 million due to the expiration of an interest rate swap agreement. Foreign currency losses were $1.9 million for the three months ended March 31, 2026, as compared to gains of $5.5 million for the three months ended March 31, 2025. Income tax expense decreased $0.5 million.

Adjusted EBITDA

Adjusted EBITDA of $60.8 million for the three months ended March 31, 2026, increased $5.9 million, or 11%, as compared to the three months ended March 31, 2025. Animal Health Adjusted EBITDA increased $8.0 million due to higher sales and gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA decreased $0.6 million, due to lower gross profit. Performance Products Adjusted EBITDA decreased $1.1 million due to lower sales. Corporate expenses increased $0.3 million due to higher employee-related costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended March 31, 2026 and 2025, were 24.6% and 25.8%, respectively.

Adjusted net income

Adjusted net income of $31.2 million for the three months ended March 31, 2026 increased $5.0 million, or 19%, as compared to the prior year period. The increase was driven by higher gross profit, partially offset by higher SG&A expenses and higher interest expense. The higher gross profit resulted from higher sales. SG&A expenses increased due to higher employee-related costs. Interest expense increased due to the expiration of an interest rate swap agreement.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.76 for the quarter, an increase of $0.12, or 19%, as compared to the adjusted diluted earnings per share of $0.64 in the prior year period.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $12.8 million for the twelve months ended March 31, 2026 (Free cash flow equals cash flow from operating activities less capital expenditures).
●	3.1x gross leverage ratio as of March 31, 2026
-$740.9 million total debt
-$240.7 million Adjusted EBITDA for the twelve months ended March 31, 2026
-Cash and short-term investments of $77.5 million as of March 31, 2026

On April 28, 2026, our credit agreement was amended to increase the borrowing capacity of our revolving credit facility by $125 million, from $310 million to an aggregate commitment of $435 million. The expanded borrowing capacity provides the Company with enhanced operating flexibility.

FISCAL YEAR 2026 FINANCIAL GUIDANCE

Our updated fiscal year 2026 financial guidance is as shown below. Year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $1.46 billion to $1.50 billion, 14% growth
●	Net income of $92 million to $100 million, 99% growth
●	Diluted EPS of $2.25 to $2.44, 97% growth
●	Adjusted EBITDA of $247 million to $255 million, 37% growth
●	Adjusted net income of $122 million to $127 million, 47% growth
●	Adjusted diluted EPS of $2.98 to $3.10, 45% growth
●	Adjusted effective tax rate of ~25%

Guidance for GAAP measures assumes no additional foreign exchange (gains) losses for the year ending June 30, 2026 and no recovery of tariffs previously imposed under the International Emergency Economic Powers Act.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, May 7, 2026
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties, including with respect to any future debt and leverage levels. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking

Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Nine Months
For the Periods Ended March 31	2026	2025	Change		2026	2025	Change

	(in millions, except per share amounts and percentages)
Net sales	$383.5	$347.8	$35.7	10%	$1,121.3	$917.5	$203.8	22%
Cost of goods sold	257.9	243.3	14.6	6%	743.2	627.6	115.6	18%
Gross profit	125.7	104.6	21.1	20%	378.1	289.9	88.2	30%
Selling, general and administrative expenses	81.0	71.1	10.0	14%	231.9	213.2	18.7	9%
Operating income	44.7	33.5	11.1	33%	146.2	76.7	69.5	91%
Interest expense, net	10.4	9.4	1.1	12%	34.2	26.0	8.3	32%
Foreign currency losses (gains), net	1.9	(5.5)	7.4	*	7.0	6.6	0.4	6%
Income before income taxes	32.3	29.7	2.6	9%	105.0	44.1	60.9	*
Provision for income taxes	8.3	8.8	(0.5)	(6)%	27.0	13.1	13.9	*
Net income	$24.0	$20.9	$3.1	15%	$78.0	$31.0	$47.0	*

Net income per share
basic	$0.59	$0.52	$0.07	13%	$1.92	$0.77	$1.15	*
diluted	$0.59	$0.51	$0.08	16%	$1.90	$0.76	$1.14	*

Weighted average common shares outstanding
basic	40.6	40.5			40.5	40.5
diluted	41.0	40.7			41.0	40.7

Ratio to net sales
Gross profit	32.8%	30.1%			33.7%	31.6%
Selling, general and administrative expenses	21.1%	20.4%			20.7%	23.2%
Operating income	11.6%	9.6%			13.0%	8.4%
Income before income taxes	8.4%	8.5%			9.4%	4.8%
Net income	6.3%	6.0%			7.0%	3.4%
Effective tax rate	25.7%	29.7%			25.7%	29.7%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Nine Months
For the Periods Ended March 31	2026	2025	Change		2026	2025	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$205.8	$181.6	$24.1	13%	$603.1	$439.8	$163.3	37%
Nutritional specialties	46.8	43.4	3.5	8%	145.2	131.9	13.3	10%
Vaccines	38.6	33.4	5.2	16%	116.4	98.6	17.8	18%
Animal Health	291.2	258.4	32.8	13%	864.7	670.3	194.3	29%
Mineral Nutrition	73.4	66.8	6.6	10%	205.4	189.1	16.3	9%
Performance Products	18.9	22.7	(3.8)	(17)%	51.3	58.1	(6.8)	(12)%
Total	$383.5	$347.8	$35.7	10%	$1,121.3	$917.5	$203.8	22%

Adjusted EBITDA
Animal Health	$71.1	$63.1	$8.0	13%	$228.1	$161.7	$66.5	41%
Mineral Nutrition	5.1	5.8	(0.6)	(11)%	16.0	15.2	0.8	5%
Performance Products	2.2	3.3	(1.1)	(33)%	4.7	7.5	(2.9)	(38)%
Corporate	(17.7)	(17.3)	(0.3)	2%	(58.1)	(50.7)	(7.4)	15%
Total	$60.8	$54.9	$5.9	11%	$190.7	$133.7	$57.0	43%

Ratio to segment net sales
Animal Health	24.4%	24.4%			26.4%	24.1%
Mineral Nutrition	7.0%	8.6%			7.8%	8.1%
Performance Products	11.7%	14.7%			9.1%	12.9%
Corporate(1)	(4.6)%	(5.0)%			(5.2)%	(5.5)%
Total(1)	15.9%	15.8%			17.0%	14.6%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$24.0	$20.9	$3.1	15%	$78.0	$31.0	$47.0	*
Interest expense, net	10.4	9.4	1.1	12%	34.2	26.0	8.3	32%
Provision for income taxes	8.3	8.8	(0.5)	(6)%	27.0	13.1	13.9	*
Depreciation and amortization	12.4	12.6	(0.2)	(1)%	38.2	33.2	5.0	15%
EBITDA	55.2	51.7	3.5	7%	177.4	103.3	74.1	72%
Acquisition-related cost of goods sold	—	1.7	(1.7)	*	2.0	3.3	(1.4)	(41)%
Acquisition-related transaction costs	0.1	0.6	(0.5)	(80)%	0.6	12.9	(12.3)	(95)%
Phibro Forward income growth initiatives - cost of goods sold (2)	—	3.8	(3.8)	*	—	3.8	(3.8)	*
Phibro Forward income growth initiatives - SG&A(2)	3.4	4.0	(0.6)	(15)%	7.0	6.0	1.0	17%
Stock-based compensation expense - named executive officer awards granted in fiscal year 2024	0.2	0.2	—	—%	0.5	0.5	—	—%
Insurance proceeds	—	(1.5)	1.5	*	(3.8)	(2.8)	(1.0)	35%
Foreign currency losses (gains), net	1.9	(5.5)	7.4	*	7.0	6.6	0.4	6%
Adjusted EBITDA	$60.8	$54.9	$5.9	11%	$190.7	$133.7	$57.0	43%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales

(2)	Phibro Forward is a company-wide initiative focused on unlocking additional areas of revenue growth and cost savings. For the three and nine months ended March 31, 2026, this includes $3.4 million and $7.0 million, respectively, recorded within selling, general, and administrative expenses primarily for consultancy costs related to the initiative. For the three and nine months ended March 31, 2025, this includes $5.3 million for non-cash asset write-offs, of which $3.8 million was recorded within cost of goods sold, and $1.5 million was recorded within selling, general, and administrative expenses, related to the closure of an immaterial business within the Animal Health segment.

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Nine Months
For the Periods Ended March 31	2026	2025	Change		2026	2025	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$24.0	$20.9	$3.1	15%	$78.0	$31.0	$47.0	*
Acquisition-related depreciation(1) (3)	1.7	0.7	1.1	*	5.0	1.1	3.9	*
Acquisition-related intangible amortization(1)	1.1	1.1	(0.0)	(1)%	3.3	4.4	(1.0)	(23)%
Acquisition-related intangible amortization(2)	0.6	0.6	0.0	3%	1.8	1.8	0.0	1%
Acquisition-related cost of goods sold(1)	—	1.7	(1.7)	*	2.0	3.3	(1.4)	(41)%
Acquisition-related transaction costs(2)	0.1	0.6	(0.5)	(80)%	0.6	12.9	(12.3)	(95)%
Insurance proceeds(2)	—	(1.5)	1.5	*	(3.8)	(2.8)	(1.0)	35%
Stock-based compensation expense - named executive officer awards granted in fiscal year 2024(2)	0.2	0.2	—	—%	0.5	0.5	—	—%
Phibro Forward income growth initiatives - cost of goods sold (1)	—	3.8	(3.8)	*	—	3.8	(3.8)	*
Phibro Forward income growth initiatives - SG&A(2)	3.4	4.0	(0.6)	(15)%	7.0	6.0	1.0	17%
Refinancing expense(4)	—	—	—	*	—	2.0	(2.0)	*
Foreign currency losses (gains), net(5)	1.9	(5.5)	7.4	*	7.0	6.6	0.4	6%
Adjustments to income taxes(3) (6)	(1.9)	(0.3)	1.6	*	(4.7)	(8.1)	(3.4)	42%
Adjusted net income(3)	$31.2	$26.2	$5.0	19%	$96.8	$62.5	$34.3	55%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1) (3)	$255.0	$236.0	$19.1	8%	$732.9	$615.0	$117.9	19%
Adjusted gross profit(3)	128.5	111.9	16.7	15%	388.4	302.5	85.9	28%
Adjusted selling, general and administrative(2)	76.7	67.2	9.5	14%	225.7	194.8	31.0	16%
Adjusted interest expense, net(4)	10.4	9.4	1.0	11%	34.2	24.0	10.2	43%
Adjusted income before income taxes	41.4	35.3	6.1	17%	128.5	83.7	44.7	53%
Adjusted provision for income taxes(3) (6)	10.2	9.1	1.1	12%	31.7	21.2	10.5	49%
Adjusted net income(3)	$31.2	$26.2	$5.0	19%	$96.8	$62.5	$34.3	55%

Adjusted net income per share
diluted(3)	$0.76	$0.64	$0.12	19%	$2.36	$1.54	$0.82	53%

Weighted average common shares outstanding
diluted	41.0	40.7			41.0	40.7

Ratio to net sales
Adjusted gross profit(3)	33.5%	32.2%			34.6%	33.0%
Adjusted selling, general and administrative(2)	20.0%	19.3%			20.1%	21.2%
Adjusted income before income taxes(3)	10.8%	10.1%			11.5%	9.1%
Adjusted net income(3)	8.1%	7.5%			8.6%	6.8%
Adjusted effective tax rate(3)	24.6%	25.8%			24.7%	25.3%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)

Adjusted cost of goods sold excludes acquisition-related depreciation associated with the step-up of fair value of the acquired fixed assets, acquisition-related intangible amortization, acquisition-related cost of goods sold, and inventory write-offs attributable to the closure of an immaterial business.

(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, acquisition-related transaction costs, stock-based compensation related to awards granted to certain named executive officers in fiscal year 2024, and costs associated with Phibro Forward income growth initiatives, and insurance settlement gains.

(3)

Current year presentation of adjusted net income excludes acquisition-related depreciation associated with the step-up of fair value of the acquired fixed assets. Prior year periods have been adjusted to conform to current year presentation.

(4)

Refinancing expense includes third-party costs and the write-off of unamortized debt issuance costs related to the refinancing of the Company’s credit facility in July 2024. Adjusted interest expense, net excludes refinancing expense.

(5)	Foreign currency losses (gains), net, are excluded from adjusted net income.

(6) Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com